Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Permitting Highpower International, Inc. to Use and Attach our Audit Report in

any filings required by the SEC

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-157443) and the Registration Statement on Form S-3 (File No. 333-168473) of Highpower International, Inc. of our report dated March 31, 2011 except as to note 26, as to March 22, 2012 with respect to the consolidated financial statements as of December 31, 2010 and for the three years in the period ended December 31, 2010 of Highpower International, Inc., included in this Annual Report on form 10-K for the year ended December 31, 2011.

/s/ Dominic K. F. Chan & Co.

Dominic K. F. Chan & Co.

Certified Public Accountants

Hong Kong, March 22, 2012